UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Penns Woods Bancorp Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2004 PROXY

PENNS

WOODS

BANCORP, INC.

PENNS WOODS BANCORP, INC.

300 Market Street

Williamsport, PA 17701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, APRIL 28, 2004

To Our Shareholders:

Notice is hereby given that the Annual Meeting of holders of Common Stock of Penns Woods Bancorp, Inc., (the “Corporation”) will be held at the Williamsport Branch Office of Jersey Shore State Bank (the “Bank”), 300 Market Street, Williamsport, PA 17703-0967, on Wednesday, April 28, 2004 at 1:00 P.M., for the purpose of considering and voting upon the following matters:

1.                             To elect four (4) Class 1 Directors, to serve for a three-year term that will expire in 2007, and until their successors are elected and qualified;

2.                             To ratify the appointment by the Corporation’s Board of Directors of S.R. Snodgrass, A.C., of Wexford, Pennsylvania, Certified Public Accountants as the independent auditors for the Corporation for the year ending December 31, 2004; and

3.                             To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

Holders of record at the close of business on March 5, 2004, shall be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

You are urged to mark, sign, date and promptly return your Proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured.  The prompt return of your Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional Proxy solicitation.

You are cordially invited to attend the Annual Meeting.  The giving of such Proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

By Order of the Board of Directors,

Theodore H. Reich	Ronald A. Walko
Chairman Emeritus	President and Chief Executive Officer

Dated:  March 23, 2004

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD WEDNESDAY, ON APRIL 28, 2004

Introduction, Date, Time and Place of Annual Meeting

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the “Corporation”) a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the “Annual Meeting”) of holders of Common Stock (the “Common Stock”) of the Corporation to be held on April 28, 2004, at 1:00 P.M., at the Williamsport Branch Office of Jersey Shore State Bank (the “Bank”), 300 Market Street, Williamsport, PA 17703-0967, and any adjournment or postponement thereof.

The main office of the Corporation is located at 115 South Main Street, Jersey Shore, PA 17740.  The telephone number is (570) 398-2213.  All inquiries should be directed to Ronald A. Walko, President of the Corporation, (570) 322-1111.  The Bank is a wholly owned subsidiary of the Corporation.

Solicitation and Revocability of Proxies

This Proxy Statement and enclosed form of proxy (the “Proxy”) are first being sent to shareholders of the Corporation on or about March 24, 2004. Shares represented by the Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders.  Any Proxy not specifying to the contrary will be voted “FOR” the Class 1 nominees noted, and “FOR” the ratification of the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the independent auditors of the Corporation for the year ending December 31, 2004.  The execution and return of the enclosed Proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person if the shareholder gives written notice to the Secretary of the Corporation.  The cost of assembling, printing, mailing and soliciting Proxies, and any additional material, which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation.  In addition to the solicitation of Proxies by use of the mails, directors, officers and employees of the Corporation and/or the Bank may solicit Proxies by telephone, telegraph or personal interview, with nominal expense to the Corporation.  The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding Proxy soliciting material to the beneficial owners of shares.

A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted (1) by giving written notice of revocation to Sonya E. Scott, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or (3) by voting in person after giving written notice to the Secretary of the Corporation.

Quorum

Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for transaction of business at the Annual Meeting.

Voting Securities

Holders of record of the Common Stock, par value $10.00 per share, at the close of business on March 5, 2004 will be entitled to notice of and to vote at the Annual Meeting.  On March 5, 2004 there were 3,322,420 shares of Common Stock outstanding.  Each share of the Common Stock outstanding as of the close of business on March 5, 2004, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting.  Votes withheld, abstentions and broker non-votes will be counted in determining the presence of a quorum for the particular matter.

Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders at the Annual Meeting is required for the ratification of the independent auditors.  Abstentions and broker non-votes will not constitute or be counted as votes cast and therefore will not affect the vote on the ratification of auditors.

All Proxies properly executed and not revoked will be voted as specified.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

		Number of Times Met During 2003
The Corporation appointed the following committees for 2003:

AUDIT:	Phillip H. Bower, H. Thomas Davis, Jr., James M. Furey, II, R. Edward Nestlerode, Jr., and James E. Plummer	4*

BUILDING:	Lynn S. Bowes, Michael J. Casale, Jr., H. Thomas Davis, Jr., Jay H. McCormick and R. Edward Nestlerode, Jr.	0

The Bank appointed the following committees for 2003:

AUDIT:	Phillip H. Bower, H. Thomas Davis, Jr., James M. Furey, II, R. Edward Nestlerode Jr., and James E. Plummer	4

BUILDING & INSURANCE:	Phillip H. Bower, Michael J. Casale, H. Thomas Davis, Jr., James M. Furey, II and Jay H. McCormick	2

EXECUTIVE:	Lynn S. Bowes, Michael J. Casale, Jr., H. Thomas Davis, Jr., Jay H. McCormick and R. Edward Nestlerode, Jr.	0

COMPENSATION & BENEFITS:	Lynn S. Bowes, Michael J. Casale, Jr., Jay H. McCormick, R. Edward Nestlerode, Jr., and James E. Plummer	3

ASSET LIABILITY:	Phillip H. Bower, Lynn S. Bowes, James M. Furey, II, James E. Plummer, Hubert A. Valencik, Ronald A. Walko, Sonya E. Scott, William P. Young, and William H. Rockey	4

 *Audit Committee functions were performed by the Audit Committee of the Bank, which is synonymous with the Audit Committee of the Corporation and is composed of five (5) independent directors of the Bank who are directors of the Corporation.

The Board of Directors of the Corporation met eleven (11) times during 2003.  The Board of Directors of the Bank met twenty-five (25) times during 2003.  All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

In the view of the Board of Directors, all directors who are independent within the meaning of the NASDAQ listing standards should participate in the selection of director nominees.  Accordingly, all directors, except for Directors Walko and Rockey, participate in the selection of director nominees.  Directors who participate in the selection of director nominees operate under a written charter, a copy of which is included in this proxy statement as EXHIBIT B.  Independent directors considering the selection of director nominees will consider candidates recommended by shareholders.  Shareholders desiring to submit a candidate for consideration as a nominee of the Board of Directors must submit the same information with regard to the candidate as that required to be included in the Corporation’s proxy statement with respect to nominees of the Board of Directors in addition to any information required by the Bylaws of the Corporation.  Shareholder recommendations should be submitted in writing to Penns Woods Bancorp, Inc., 115 South Main Street, Jersey Shore, Pennsylvania 17740  (Attention: Corporate Secretary), on or before December 31 of the year preceding the year in which the shareholder desires the candidate to be considered as a nominee.  Although the Board of Directors at this time does not utilize specific written qualifications for directors, candidates generally understanding of the financial services industry or otherwise be able to provide some form of benefit to the corporation’s business, possess the skills and capacity necessary to provide strategic direction to the Corporation, be willing to represent the interests of all shareholders, be able to work in a collegial board environment, and be available to devote the necessary time to the business of the Corporation.  In addition to these requirements, candidates will be considered on the basis of diversity of experience, skills, qualifications, occupations, education and backgrounds, and whether the candidate’s skills and experience are complementary to the skills and experience of other Board members.  Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by the independent directors.

Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not later than the close of business on the twentieth day immediately preceding the Annual Meeting, which notice must contain certain information specified in the Bylaws.  No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement.  If a nomination is attempted at the Annual Meeting that does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

COMPENSATION OF DIRECTORS

All directors of the Bank receive $650.00 for each meeting of the Board of Directors and $300.00 for each committee meeting of the Board of Directors of the Bank.  A $3,000 retainer fee was also paid to each Director of the Corporation during 2003.  In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20.00 for the first hour and $10.00 for each subsequent hour.  The Secretary of the Board of Directors also receives $50.00 for each Board meeting.  In the aggregate, the Board of Directors received $136,325 for all Board of Directors’ meetings and committee meetings of the Bank attended.  This total also includes the total received for appraisals, the secretarial function and the retainer fee.  A portion of fees earned was used to fund a deferred compensation plan for the Directors who participated in the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. James E. Plummer retired from Jersey Shore State Bank in June 1995.  He was the President of Lock Haven Savings Bank until April 1995.  He is currently a member of the Compensation and Benefits Committee.  Mr. Plummer has no disclosable relationships or related transactions with the Corporation or any other subsidiary.  He is Secretary of the Board of Directors of the Bank.

ELECTION OF DIRECTORS

The Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) Directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting.  The Board of Directors has set the number of Directors at ten (10).  The Bylaws further provide that the Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3.  The Directors of each class serve for a term of three (3) years and until their successors are elected and qualified.  The Directors of the Corporation serve as follows:

Nominees for election as Class 1 Directors to serve until 2007:	Class 2 Directors whose term expires in 2006:	Class 3 Directors whose term expires in 2005:
Michael J. Casale, Jr.	Phillip H. Bower	Lynn S. Bowes
R. Edward Nestlerode, Jr.	James M. Furey, II	H. Thomas Davis, Jr.
William H. Rockey	James E. Plummer	Jay H. McCormick
Ronald A. Walko

The Board of Directors has affirmatively determined that all of the Corporation’s directors are independent within the meaning of the NASDAQ listing standards, except for Ronald A. Walko, President and Chief Executive Officer of the Corporation and the Bank, and William H. Rockey, Senior Vice President of the Corporation and the Bank. The Board categorically determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also categorically determined that maintaining with the Bank a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

The Proxies solicited hereunder will be voted FOR (unless otherwise directed) the four (4) nominees listed previously for election as Class 1 Directors.  Each nominee has agreed to serve if elected and qualified.  The Corporation does not contemplate that any nominee will be unable to serve as a Director for any reason.  However, in the event one or more of the nominees should be unable to stand for election, Proxies will be voted for the remaining nominees and such other persons selected by the Board of Directors, in accordance with the best judgment of the Proxy holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS

As of March 5, 2004, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s Common Stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION REGARDING DIRECTORS AND MANAGEMENT

The following table sets forth as of March 5, 2004, information regarding the number of shares and percentage of the outstanding shares of Common Stock beneficially owned by each Director, each nominee for Director and each Executive Officer named in the Summary Compensation Table appearing herein, and all Directors and Executive Officers as a group. The following table also sets forth the name, address, principal occupation and certain additional information regarding each Director.

Principal Name and Address (1)	Occupation for Past Five Years (2)	Age	Affiliate Since (3)	Number of Shares Beneficially Owned (4)		Percentage of Class
Phillip H. Bower	Owner,	70	1989	660	(I)	1.55%
Montoursville, PA	Central Equipment Co.		(1989)	43,575	(J)
Class 2 (A)	(Equipment Rental)			6,893	(BI)
				302	(BI)

Lynn S. Bowes	Farmer	66	1983	24,626	(I)	1.91%
Jersey Shore, PA			(1974)	35,054	(J)
Class 3 (C)				2,749	(BI)
				852	(BI)^

Michael J. Casale, Jr.	Partner in the Law	52	1999	9,765	(J)	0.44%
Williamsport, PA	Firm of Casale & Bonner PC		(1999)	4,722	(BI)
Class 1 (B)

H. Thomas Davis, Jr.	President and	55	1999	13,848	(I)	0.43%
Lock Haven, PA	Chief Executive Officer		(1999)	550	(BI)^
Class 3 (C)	of Franklin Insurance Co., Inc.

James M. Furey, II	President and Owner of	56	1990	4,996	(I)	0.32%
Cogan Station, PA	Eastern Wood Products		(1990)	4,873	(J)
Class 2 (A)	(Hardwood Lumber Products)			484	(BI)
				302	(BI)^

Jay H. McCormick	President and Owner of	66	1983	20,802	(I)	0.76%
Williamsport, PA	J.H.M. Enterprises, Inc.		(1974)	3,992	(BI)
Class 3 (C)	(Trucking Company)			577	(BI)^

R. Edward Nestlerode, Jr.	Vice President of	51	1995		3,943	(I)	0.28%
Lock Haven, PA	Nestlerode Contracting		(1995)		3,640	(J)
Class 1 (B)	Co., Inc.				958	(BI)
					852	(BI)^

James E. Plummer	Secretary of the Bank;	61	1995		7,733	(I)	0.99%
Lock Haven, PA	Retired,		(1995)		23,120	(J)
Class 2 (A)	Former President of				1,306	(BI)
	Lock Haven Savings Bank				852	(BI)^

William H. Rockey	Senior Vice President of the Bank;	57	1999		25,392	(J)	0.76%
Centre Hall, PA	Senior Vice President of the		(1999)
Class 1 (B)	Corporation; Former President of
	First National Bank of Spring Mills

Hubert A. Valencik	Senior Vice President and	62	1984		9,807	(I)	0.40%
Jersey Shore, PA	Chief Operations Officer of the Bank;				1,109	(J)
	Senior Vice President of the Corporation				2,255	(BI)^

Ronald A. Walko (5)	President and Chief	57	1986		363	(I)	0.41%
Montoursville, PA	Executive Officer of the Bank;		(2000)		9,795	(J)
Class 1 (B)	President and Chief Executive				421	(BI)
	Officer of the Corporation				2,998	(BI)^

All Executive Officers and Directors as a Group (D)				279,303			8.41%

*(I) Individual Ownership

(J) Joint Ownership

(BI) Beneficial Interest

^ Stock Options granted, not yet exercised

(A) A Director whose term expires in 2006.

(B) A Nominee for Class 1 Director whose term, if elected at the Annual Meeting, will expire in 2007.

(C) A Director whose term expires in 2005.

(D) Executive Officers of the Corporation include Sonya E. Scott, Secretary.

(1) There is no family relationship, by blood, marriage or adoption between any of the foregoing Directors and any other Executive Officer or Director of the Corporation or its subsidiaries.  None of the foregoing Directors or Executive Officers is involved in any legal action involving the Corporation or the Bank.

(2) All Directors, nominees and Executive Officers have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years.

(3) The date appearing in parenthesis opposite each Director’s name in the “Affiliate Since” column represents the year in which each such nominee or Director became a Director of the Bank.  Each person listed presently serves as a Director of the Corporation except Mr. Valencik who joined the Bank in 1984.

(4) The foregoing Directors and Executive Officers, as of March 5, 2004, according to the information supplied by them, owned beneficially, directly or indirectly, the number of shares of Common Stock of the Corporation set opposite their respective names.  Beneficial Ownership is determined in accordance with the definitions of “Beneficial Ownership” set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include, in addition to shares held by the Director, securities owned by or for the benefit of the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire Beneficial Ownership within 60 days after March 5, 2004.  Beneficial Ownership may be disclaimed as to certain of the securities.

(5) Mr. Walko also serves as: Director – Lycoming County SPCA; Trustee – Lycoming Foundation; Director – Susquehanna Council, Boy Scouts of America – Director – Williamsport/Lycoming Chamber of Commerce.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Corporation’s Officers and Directors, and any persons owning ten percent or more of the Corporation’s Common Stock, to file in the personal capacities initial statements of ownership, statements of changes in ownership and annual statements of ownership with the Securities and Exchange Commission (the “SEC”).  Persons filing such ownership statements are required by SEC regulation to furnish the Corporation with copies of all such statements filed with the SEC.  The rules of the SEC regarding the filing of such statements require that “late filings” be disclosed in the Corporation’s proxy statement.  Based solely on the Corporation’s review of any copies of such statements received by it, the Corporation believes that during 2003 there were no late filings.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the three years ended December 31, 2003 for those persons who were as of December 31, 2003, Named Executives, (i) the Chief Executive Officer and (ii) the only other Executive Officers whose total annual salary and bonus exceeded $100,000:

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION					LONG TERM COMPENSATION
					AWARDS		PAYOUTS
Name and Principal Position	Year	Salary (1)	Bonus ($)	Other Annual Compensation ($) (2)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#) (3)	LTIP Payouts ($)	All Other Compensation ($)

Ronald A. Walko	2003	$220,510	$76,514	$0	$0	0	$0	$5,473	(4)
Chief Executive	2002	$204,008	$65,981	$0	$0	0	$0	$5,079	(4)
Officer (5)	2001	$181,714	$53,770	$0	$0	0	$0	$3,507	(4)

Hubert A. Valencik	2003	$101,842	$21,538	$0	$0	0	$0	$4,365	(4)
Senior Vice	2002	$97,838	$20,322	$0	$0	0	$0	$4,329	(4)
President (6)	2001	$94,094	$17,310	$0	$0	0	$0	$1,887	(4)

(1)          Total includes base salary and directors fees for Mr. Walko, and base salary for Mr. Valencik.  Mr. Walko received directors’ fees of $15,500, $14,500 and $11,700 in 2003, 2002 and 2001 respectively.  A retainer fee of $3,000 is included in the directors’ fee total for 2003 and 2002.  A retainer fee of $2,500 is included in the directors’ fee for 2001.

(2)          The cost of certain perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus.

(3)          Indicates number of shares of Common Stock of the Corporation for which options were granted during applicable periods.

(4)          Indicates contributions by the Bank to the Bank’s 401(k) Plan for the benefit of Mr. Walko and Mr. Valencik.

(5)          Mr. Walko serves as both Chief Executive Officer and President of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank.

(6)          Mr. Valencik serves as Senior Vice President of the Corporation and as Senior Vice President & Chief Operations Officer of the Bank.

OPTIONS/SAR GRANTS

There were no grants of stock options during the fiscal year 2003.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable (1)	Value of Unexercised In-the-Money Options/SARs at FY-End($) Exercisabe/ Unexercisable (2)
Ronald A. Walko	—	$—	2,998/0	$25,969/$0
Hubert A. Valencik	—	$—	2,255/0	$20,872/$0

(1)            All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 2003 or outstanding at fiscal year-end 2003.

(2)            “In the money” options are stock options with respect to which the market value of the Corporation’s Common Stock exceeded the exercise price at December 31, 2003.  The value of such options is determined by subtracting the aggregate exercise price of such options from the aggregate fair market value of underlying shares of Common Stock on December 31, 2003.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the Executive Officers of the Corporation as of March 5, 2004:

Name	Age	Position and/or Offices With the Corporation	Bank Employee Since	Number of Shares of the Corporation	Year First Elected an Officer
Ronald A. Walko	57	President & Chief Executive Officer	1986	13,577	1987
Hubert A. Valencik	62	Senior Vice President	1984	13,171	1985
Sonya E. Scott	44	Secretary	1981	5,137	1984

Mr. Walko joined the Bank in 1986 as Vice President and Senior Loan Officer.  He was elected Executive Vice President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in May 1999, and became President and Chief Executive Officer of Penns Woods Bancorp, Inc. and the Bank in August 2000.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

Mr. Ronald A. Walko

In August of 1991, Mr. Walko entered into an Employment Agreement with the Bank.  Under the terms of the Employment Agreement, he will receive an annual base salary of at least $205,010. The term of the Agreement was five years, subject to automatic renewal after each successive five-year term.  The Agreement was renewed in 2001.

Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation.  Mr. Walko has the right to terminate this agreement upon 60 days written notice to the Bank if he does not receive an increase in compensation on each annual anniversary date.  The Bank will also provide at its expense Mr. Walko with an automobile for business purposes, annual membership at the Ross Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook.

The Employment Agreement may be terminated by the Bank for cause, as defined in the Agreement, whereby the Bank shall pay one-half the salary of Mr. Walko for the period of time between the Date of Termination and the end of term of the Agreement, or the date Mr. Walko commences comparable employment on a full time basis elsewhere, whichever occurs first.  If the agreement is terminated by the Bank without cause the Bank shall pay Mr. Walko his full salary for the period of time between the Date of Termination and the end of the term of the Agreement, or the date Mr. Walko commences comparable employment elsewhere on a full time basis, whichever occurs first.  If during the term of the Agreement Mr. Walko dies or becomes disabled, Mr. Walko or his estate shall be paid an amount equal to six months compensation or the balance due on this contract, whichever is less.  If Mr. Walko terminates this agreement because he is reduced to a lessor stature and authority, the Bank shall pay the balance of all sums due under the contract up to the Date of Termination.  If Mr. Walko voluntarily terminates his agreement for reasons other than changes in stature and authority, he shall not work for another banking institution having an office in Lycoming County, Pennsylvania for a one-year period after the Date of Termination.

The Bank has entered into a severance agreement with Mr. Walko.  Under the terms of the agreement, if the executive officer’s employment is terminated within two years after a change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses earned by him during the five calendar years preceding the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday.  The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months; however, these will be reduced to the extent that he receives comparable benefits from another employer during the corresponding period.  In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination, adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).

During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation’s programs then in effect.  If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation through the Date of Termination and shall have no further rights under this Agreement thereafter.

This Agreement will be in effect until Mr. Walko attains age 65 or until the Date of Termination, whichever occurs first.

Mr. Hubert A. Valencik

In October 1984, Mr. Valencik entered into an Employment Agreement with the Bank, pursuant to which Mr. Valencik agreed to serve in the capacities as described by the Bank, at its discretion. The term of the original Agreement was five years, subject to automatic renewal after each successive five-year term.  Mr. Valencik or the Bank may terminate the Agreement if written notice of the intent not to renew the contract is provided to the other at least thirty days prior to the end of the term.  The Agreement was last renewed in 1999.  Under the terms of the Agreement, he will receive an annual salary of $101,842 subject to annual increases.

Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation.  The Bank will also provide Mr. Valencik, at its expense, an automobile for business purposes, annual membership at the Clinton Country Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook.  If at any time this contract is not extended or renewed, the Bank shall at the time of termination pay Mr. Valencik six times the total monthly compensation being received by him at that time.

The Bank has entered into a severance agreement with Mr. Valencik.  Under the terms of the agreement, if the executive officer’s employment is terminated within two years after a Change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses and other sums shown as compensation on his Form W-2, (excluding amounts that are attributable to stock options on the W-2) during the sixty month period ending on the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday.  The agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months; however, these will be reduced to the extent that he receives comparable benefits from another employer during the corresponding period.  In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).

During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation’s programs then in effect.  If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation and all fringe benefits he was entitled to through the Date of Termination and shall have no further rights under this Agreement thereafter.

This Agreement will be in effect until Mr. Valencik attains age 65.

BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

The Board of Directors of the Corporation is responsible for the management of the affairs of the Corporation and the supervision of its subsidiary, Jersey Shore State Bank.  The Board of Directors best serves the interest of its shareholders, customers and the communities served by the Corporation and its subsidiary by engaging persons who have the skills and expertise to implement the strategic goals and objectives of the Corporation in a cost-effective manner.  The Corporation’s philosophy concerning the Bank’s compensation program is to offer competitive compensation for each employee based upon their personal performance and contributions to the success of the Corporation.

The Compensation and Benefits committee, which is comprised of the five (5) outside directors listed below, administers the compensation program.  The Committee’s objective is to establish a compensation policy that will enable the Corporation to attract, retain, motivate and reward executive officers that are critical to the success of the Corporation.  The Committee believes that the existing compensation program accomplishes these objectives.  The Committee determines annually the compensation of the executive officers, which includes the Chairman, the Chief Executive Officer (the “CEO”) and President, a senior vice president and chief financial officer.  The Board of Directors ratifies all actions taken by the Committee as they relate to the compensation of the executive officers.

CEO and Named Executive Compensation

The Board of Directors set the 2003 base compensation for Mr. Ronald A. Walko at $205,010, including merit increases based upon an Employment Agreement that was adopted in August 1991.  The base compensation for Mr. Hubert A. Valencik was determined to be $101,842 based upon an Employment Agreement that was adopted in October 1984.  The Employment Agreements are described above and on the preceding page.

Executive Officers

Increases in the compensation of the other executive officers is determined by the Committee based upon, among other things, the following factors:  earnings, return on assets, return on equity, total assets, and the quality of the loan portfolio of the Corporation and the Bank.  Notwithstanding the foregoing, the Committee’s determination is based upon a review of all information that it deems relevant in determining, with respect to each particular executive officer, the compensation to be paid to such officer.

In addition to base salary, the executive officers of the Corporation and the Bank may participate in the annual and long term incentive plans, including stock options and bonuses that are granted to certain senior executive officers and a 401(k) plan.  This plan is available to all qualified Bank employees.

The compensation opportunities that are available to the Bank’s employees are influenced by market conditions, the individual’s responsibilities, and the employee’s contributions to the success of the Corporation.  Employees are reviewed annually on a calendar basis.  The Bank attempts to offer compensation that is comparable with that offered by other employers in our industry.  The Corporation strives to meet its objectives and strategic goals by providing fair compensation to its employees.

Members of the Compensation & Benefits Committee

Lynn S. Bowes, Michael J. Casale, Jr., Jay H. McCormick

R. Edward Nestlerode, Jr. and James E. Plummer

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly dollar change in the cumulative shareholder return on the Corporation’s Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five (5) fiscal years assuming the investment of 100.00 on December 31, 1998 and assuming the reinvestment of dividends.  The shareholder return shown on the graph below is not necessarily indicative of future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

Penns Woods Bancorp, Inc. Common Stock, S&P 500 & Peer Group Index (1)

	1998	1999	2000	2001	2002	2003
S&P 500	100.00	120.89	104.92	99.11	93.63	99.42
Peer Group	100.00	91.06	86.18	90.44	104.17	108.58
Penns Woods Bancorp, Inc.	100.00	78.65	81.91	90.44	94.35	102.11

(1) The Peer Group for which information appears above includes the following companies:  ACNB Corporation; Bryn Mawr Bank Corp.; Comm Bancorp, Inc; CNB Financial Corp.; Citizens & Northern Corp.; Ephrata National Bank; First Chester County Corp.; First Keystone Corp.; First National Community Bancorp; Franklin Financial Services; IBT Bancorp, Inc.; and NSD Bancorp, Inc.  These companies were selected based on four criteria:  total assets between $350 million and $825 million; market capitalization greater than $60 million; headquarters located in Pennsylvania; and are quoted on the NASDAQ stock market.

Audit Committee Report

The audit committee of the Board of Directors is composed of five (5) independent directors as defined under NASDAQ listing standards.  The audit committee operates under a written charter adopted by the Board of Directors a copy of which is attached as EXHIBIT A.  The members of the audit committee are listed on page 9.

The audit committee has reviewed the audited financial statements of the Corporation for the fiscal year ended December 31, 2003, and discussed them with management and the Corporation’s independent accountants, S.R. Snodgrass, A.C.  The audit committee also has discussed with the independent accountants the matters required to be discussed by the U.S. Statement of Auditing Standards No. 61.

The audit committee has received from the independent accountants the written disclosures and letter required by the U.S. Independence Standards Board Standard No. 1, and the audit committee has discussed the accountants’ independence from the Corporation and management with the accountants.

Based on the review and discussions described above, the audit committee recommended to the Board of Directors that the Corporation’s audited financial statements for the fiscal year ended December 31, 2003, be included in the Corporation’s Annual Report on Form 10-K for that fiscal year.

In connection with new standards for independence of the Corporation’s external auditors issued by the Securities and Exchange Commission, during the 2004 fiscal year the audit committee will undertake to consider in advance of the provision of any non-audit services by the Corporation’s independent accountants whether the provision of such services is compatible with maintaining the independence of the Corporation’s external auditors.

Members of the Audit Committee

Phillip H. Bower, H. Thomas Davis, Jr., James M. Furey, II, R. Edward Nestlerode, Jr., and James E. Plummer

Audit Fees

The fees for professional services incurred by the Corporation for services rendered by the Corporation’s independent auditors in connection with the audit of the Corporation’s financial statements for the years ended December 31, 2003 and December 31, 2002, and the review of the corporation’s Forms 10-Q for such fiscal years was $63,900 and $60,200, respectively. All such services were performed by permanent, full-time employees of S.R. Snodgrass, A.C.

Audit-Related Fees

Audit-Related fees were for the performance of the audits of the Bank’s employee benefit plans’ financial statements for the years ended December 31, 2003 and December 31, 2002, were $11,900 and $11,800, respectively.

Tax Fees

Tax fees for the years ended December 31, 2003 and December 31, 2002 resulting from services provided by the Corporation’s independent auditors totaled $3,500 and $0, respectively.

Other Fees

Fees billed to the Corporation and Bank by S.R. Snodgrass, A.C. for years ended December 31, 2003 and December 31, 2002 for other services totaled $6,700 and $72,800, respectively. These services related to consulting services provided for strategic planning sessions with the Board of Directors, profit improvement analysis, and regulatory compliance reviews.

Pre-approval of Audit and Permissable Non-Audit Services

The Audit committee of the Board of Directors pre-approves all audit and permissible non-audit services provided by the Corporiation’s independent auditors.  All of the services provided by S.R. Snodgrass, A.C. set forth above were pre-approved by the Audit Committee.

Audit Committee Financial Expert

The Board of Directors has designated James E. Plummer as the audit committee financial expert, and has determined that Mr. Plummer is independent within the meaning of the NASDAQ listing standards.

RETIREMENT PLAN

The Bank has a noncontributory defined benefit pension plan the (“Plan”) for all employees meeting certain age and length of service requirements.  Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee’s annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment.  Annual compensation is based upon the employee’s W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers and life insurance coverage that exceeds $50,000.  The Bank’s funding policy is consistent with the funding requirements of Federal law and regulations.  Plan assets are comprised of Common Stock and U.S. Government and corporate debt securities.

The accrued Normal Retirement Benefit is determined by the following formula:  1.4% of the average annual compensation up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service.  Based on the preceding formula, projected annual retirement benefits for a participant turning age 65 in 2003 are set forth below.

Final Five Years	Total Projected Years of Service
Annual Compensation	15	20	30	35

$10,000	2,100	2,800	4,200	4,900
20,000	4,200	5,600	8,400	9,800
30,000	6,300	8,400	12,600	14,700
40,000	8,400	11,200	16,800	19,600
50,000	11,043	14,724	22,086	25,767
60,000	14,043	18,724	28,086	32,767
70,000	17,043	22,724	34,086	39,767
80,000	20,043	26,724	40,086	46,767
90,000	23,043	30,724	46,086	53,767
100,000	26,043	34,724	52,086	60,767
125,000	33,543	44,724	67,086	78,267
160,000	44,043	58,724	88,086	102,767
170,000	47,043	62,724	94,086	109,767
200,000 *	56,043	74,724	112,086	130,767
225,000	56,043	74,724	112,086	130,767
250,000	56,043	74,724	112,086	130,767

*Compensation, for the purpose of calculating benefits is limited by the Internal Revenue Code to $200,000.

The estimated annual benefits payable upon retirement at normal retirement to Mr. Walko is $90,492 and to Mr. Valencik $44,498.  As of December 31, 2003, Mr. Walko was credited with sixteen years of service and Mr. Valencik was credited with eighteen years of service.  The number of active Plan Participants in 2003 was 169. Total plan assets as of December 31, 2003 were $4,042,146.

SHAREHOLDER PROPOSALS

Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at Annual Meetings of Shareholders.  Any such proposals for the Corporation’s Annual Meeting of Shareholders to be held in 2005, must be submitted in writing to the President of Penns Woods Bancorp, Inc., at its principal executive office, 300 Market Street, P.O. Box 967, Williamsport, PA 17703-0967, on or before November 26, 2004, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that Meeting.

A shareholder proposal submitted after November 26, 2004, or which does not otherwise meet the requirements of the Securities and Exchange Commission, will not be included in the Corporation’s proxy statement for the annual meeting to be held in 2005, but may be presented for consideration at the annual meeting.  If the shareholder intending to present such a proposal has not provided the Corporation written notice of the matter on or before February 6, 2005, the proxy holders of the Board of Directors will have discretionary authority to vote on such proposal at the meeting.

CERTAIN TRANSACTIONS

There have been no material transactions between the Corporation and the Bank, or any material transactions proposed, with any Director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons.  The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with Directors and Officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

Total loans outstanding from the Bank at December 31, 2003 to the Corporation’s and the Bank’s Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $7,227,000 or approximately 13.4% of the total equity capital of the Bank.  Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors of the Corporation has appointed the firm of S.R. Snodgrass, A.C., Certified Public Accountants (the “Auditors”), of Wexford, Pennsylvania, as the Corporation’s independent auditors for its 2004 fiscal year.  Such appointment is being submitted to shareholders for ratification.

The Auditors served as the Corporation’s independent public accountants for the 2003 fiscal year, provided assistance to the Corporation and the Bank in connection with regulatory matters, charging the Bank for such services at its customary hourly billing rates.  The non-audit services were approved by the Corporation’s and the Bank’s Board of Directors after due consideration of the effect of the performance thereof on the independence of the Auditors and after the conclusions by the Corporation’s and the Bank’s Board of Directors that there was no effect on the independence of the Auditors.  The Auditors have advised the Corporation that none of its members have any financial interest in the company.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF S.R. SNODGRASS, A.C., AS THE CORPORATIONS’ INDEPENDENT AUDITORS FOR THE 2004 FISCAL YEAR.  The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment.  All proxies will be voted “FOR” ratification appointment unless a shareholder specifies to the contrary on such shareholder’s proxy card.

ANNUAL REPORT

A copy of the Corporation’s Annual Report and Form 10-K for its fiscal year ended December 31, 2003 is enclosed with this Proxy Statement.  A representative of S.R. Snodgrass, A.C., the accounting firm that examined the financial statements in the Annual Report, will attend the Annual Meeting.  This representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

OTHER MATTERS

The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders.  Because the Corporation has not received notice of any other matters to be presented for action at the meeting; if any other matters properly come before the Meeting, or any adjournments thereof, the proxy holder(s) is (are) authorized to vote thereon at their discretion.

All directors of the Corporation are expected to attend the Corporation’s Annual Meeting of Shareholders.  In 2003, nine directors attended the Annual Meeting of Shareholders.

Shareholders may communicate directly with the Board of Directors of the Corporation by contacting the Corporation’s Corporate Secretary, Sonya E. Scott, 300 Market Street, Williamsport, PA 17701 (570-320-2030).  All bona fide communications received by the Corporate Secretary will be relayed to the applicable member of the Board of Directors, or, if no specific director is designated to receive the communication, to the Secretary of the Board of Directors, who will forward the communication to the appropriate party.

ADDITIONAL INFORMATION

UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION’S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2003, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13-a1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM RONALD A. WALKO, PRESIDENT, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors,

Theodore H. Reich	Ronald A. Walko
Chairman Emeritus	President and Chief Executive Officer

Dated:  March 23, 2004

EXHIBIT A

PENNS WOODS BANCORP, INC. AND SUBSIDIARIES

AUDIT COMMITTEE CHARTER

Organization:

There is a committee of the board of directors known as the audit committee.  The audit committee is composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member.

The audit committee will provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation.  In so doing it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

Responsibilities:

In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

•                     Review and recommend to the directors the independent auditors to be selected to audit the financial statement of the corporation and its divisions and subsidiaries.

•                     Establish the scope of the external audit.

•                     Meet with the independent auditors and financial management of the corporation to review the scope of the proposed   audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent auditors.

•                     Review with the independent auditors, the company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.  Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.  Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

•                     Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

•                     Receive prior to each meeting, a summary of findings from completed internal audits and progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•                     Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders.  Any changes in accounting principles should be reviewed.

•                     Provide sufficient opportunity for the internal and independent auditors to meet with the members of the audit committee without members of management present.  Among the items to be discussed in theses meetings are the independent auditor’s evaluation of the corporation’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

•                     Review accounting and financial human resources and succession planning within the company.

•                     Pre-approve any non-auditing services to be provided by the current external audit firm.

•                     Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

EXHIBIT B

PENNS WOODS BANCORP, INC.

CHARTER FOR INDEPENDENT DIRECTORS PERFORMING NOMINATIONS

COMMITTEE FUNCTIONS

I.                                         Purpose:

The Board of Directors of Penns Woods Bancorp, Inc. (the “Company”) does not utilize a standing nominating committee of the Board of Directors.  The Board of Directors has determined that all independent directors of the Board should perform the functions typically performed by a nominating committee by: (1) assisting the Board, on an annual basis, by identifying individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; (2) assisting the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and recommending to the Board qualified individuals to full such vacancy; and (3) recommending to the Board, on an annual basis, nominees for each Board committee.

II.                                     Qualifications:

Each director performing services hereunder (the “Independent Directors”) shall meet the independence listing standards of NASDAQ and all other applicable legal requirements.  The Independent Directors shall report to the full Board of Directors.

III.                                 Authority and Responsibilities:

1.               The Independent Directors shall have the responsibility to develop and recommend criteria for the selection of director nominees to the Board of Directors, including, but not limited to diversity, age, skill, experience, and time availability (including consideration of the number of other boards on which the proposed director sits) in the context of the needs of the Board and the company and such criteria in connection with the identification of individuals to be members of the Board of Directors, as well as to apply the standards for independence imposed by NASDAQ listing standards and all applicable laws or regulations in connection with such identification process.

2.               When vacancies occur on the Board of Directors, or otherwise at the direction of the Board of Directors, the Independent Directors determine meet such criteria and standards for recommendation to the Board.

3.               The Independent Directors shall have the sole authority to retain and terminate any search firm to be used to identify director candidates, to the extent that they deem necessary, and shall have lose authority to approve the search firm’s fees and other retention terms, at the Company’s expense.

4.               The Independent Directors shall recommend to the Board, on an annual basis, nominees for election as directors at the next annual meeting of shareholders.  The Independent Directors shall consider candidates for renomination for election as directors submitted by shareholders of the Company.

5.               The Independent Directors shall recommend to the Board of nominees for appointment to committees of the Board on at least an annual basis.

6.               The Independent Directors shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for approval.

7.               The Independent Directors, in discharging their duties hereunder, shall be entitled to rely, in good faith, on information, opinions, reports or statements, or other information prepared or presented to them by (i) officers and other employees of the Company who are believed to be reliable and competent in the matters presented, or (ii) counsel, public accountants, or other persons as to matters believed to be within the professional competence of such persons.